AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                  THIRTEEN WEEKS ENDED    TWENTY-SIX WEEKS ENDED
                                  November     November    November     November
                                  29, 1997     30, 1996    29, 1997     30, 1996
                                 ---------    ---------   ---------    ---------
Net income (loss) for            ($ 26,196)   ($  4,392)  $   1,153    $  49,209
computing earnings
per common share

Weighted average number            921,437      924,274     921,366      923,895
of common shares
outstanding during
each period

Net income per common            ($  0.028)   ($  0.005)  $   0.001    $   0.053
share